Exhibit 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement, by and between Motorola, Inc. and Sanjay K. Jha (the “Executive”) dated August 4, 2008, as amended on December 15, 2008 and as amended again on February 11, 2010 (the “Employment Agreement,” the liabilities of which were assumed by Motorola Mobility Holdings, Inc. on December 13, 2010,) is effective as of March 15, 2011 unless an earlier date is specified below. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

1. Section 3(b)(vii) of the Employment Agreement is hereby amended and restated in its entirety as set forth below, with italics herein highlighting newly-added text:

(vii) Housing. Executive shall maintain a residence in the greater Chicago, Illinois area following the Commencement Date, and thereafter, during the Employment Period. Executive shall be entitled to a housing allowance of $7,400 per month (with adjustment on each anniversary date of the Effective Date for reasonable increases in rent, related expenses, and parking) until the end of the Employment Period.

2. Section 8 of the Employment Agreement (titled “Certain Additional Payments by the Company” and relating solely to a gross-up tax payment for golden parachute taxes) is hereby amended and restated in its entirety as set forth below (without any italicized text because the changes are extensive and pervasive):

8. Limitation on Payments Under Certain Circumstances.

(a) In the event of a Change of Control as defined in Section 5(f) of this Agreement, and a nationally recognized accounting firm as may be selected by the Company prior to a Change of Control (the “Accounting Firm”) shall determine that receipt of all Payments would subject the Executive to the Excise Tax, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Amount of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Amount of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor

Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 5 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections of this Agreement in the following order: (i) any severance payment that is based on a multiple of Annual Base Salary and/or Target Bonus; (ii) any amount of a pro-rata Annual Bonus based on actual performance that is treated as a Payment; (iii) amounts of any medical premiums paid on behalf of the Executive; (iv) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value (as reported then or most recently beforehand for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com) of the Common Stock subject to the award, provided that such stock options are not permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A – 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided that such equity awards are not permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A – 24(c); (vi) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value (as reported then or most recently beforehand for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com) of the Common Stock subject to the award and other equity awards, provided that such stock options and other equity awards are permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A – 24(c); and (vii) the acceleration of vesting of all other stock options and equity awards; provided that with each category the reduction shall be done on a basis resulting in the highest amount retained by the Executive; and provided, further, that to the extent permitted by Section 409A of the Code and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Section 409A of the Code or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Executive may designate a different order of reduction, with such designation being made by the Executive in a written notice sent to the Company not later than twenty (20) days after the Executive’s Date of Termination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Section 8 Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall pay promptly (and in no event later than 60 days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that a Section 8 Underpayment has occurred, any such Section 8 Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Section 8 Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) Definitions. The following terms shall have the following meanings for purposes of this Section 8.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Net After-Tax Amount” of a Payment shall mean the Parachute Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to Executive’s taxable income for the taxable year in which the Payment is made.

(iii) “Parachute Value” of a Payment shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(v) “Safe Harbor Amount” means the maximum Parachute Value of all Payments that the Executive can receive without any Payments being subject to the Excise Tax.

3. Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement remain in full force and effect and are unmodified hereby.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year above written.

SANJAY K. JHA

/s/ Sanjay K. Jha

MOTOROLA MOBILITY HOLDINGS, INC.

/s/ James Stengel
Name:	James Stengel
Title:	Chairman, Compensation and
Leadership Committee